Global Business Conduct Policy (BCP)

Content

Letter from the Chairman of the Board of Management

How to read this Policy

Our Principles

I.	Conflicts of Interest

II.	Equal Opportunity, Discrimination and Harassment

III.	Fair Dealings

IV.	Environment, Health and Safety

V.	Use of Company Assets, Property and Information

VI.	Insider Trading

VII.	Financial Integrity / Document Retention

VIII.	Antitrust

IX.	Bribery and Fraud

X.	International Commerce

Glossary

Regional supplement North America

Letter from the Chairman of the Board of Management Claudio Sonder

Ladies and Gentlemen,

Celanese maintains its reputation as a responsible company by upholding high standards of conduct for doing business.

Our Corporate Values

-	Excellence in safety, health and environment
-	Customers are our reason for existing
-	A high performing, diverse group of employees will drive our success
-	Entrepreneurial mindset and operational excellence generate value creation
-	Integrity and openness at all levels form our foundation

describe how we want to achieve our vision and strategic goals. They set the standard Celanese strives for to be an attractive employer, a trustworthy business partner, a good global neighbor, and to create sustainable value for its shareholders. These values encourage the culture of integrity and accountability that we value in our Company. We have therefore developed this global Business Conduct Policy (BCP) that is a part of the Company’s Corporate Governance for ensuring that all employees have an awareness of Celanese’s values and principles and to provide guidance on how we can put these values into practice on a daily basis.

Our global BCP is a tool to help us all understand what is expected of Celanese as an organization, from its top management and from every Celanese employee throughout the world, by fostering a culture of integrity and accountability. The policy gives us the framework in which we can globally act as a fair and reliable partner in all our endeavors.

Celanese is committed to adhering to ethical standards of our societies as well as to the laws of the countries in which it operates. As these ethical and legal requirements may vary among different regions, we have also established, where needed, guidelines that apply to specific regions to supplement our global BCP.

Although the global BCP covers a wide range of topics relevant to doing business, it cannot cover everything. Therefore, it is essential that you contact the BCP regional coordinator or in-house legal counsel, if you ever have a doubt as to whether an action of Celanese or its employees would violate these laws and ethical standards.

To uphold Celanese’s reputation as an ethical and responsible company, every employee must be aware of these standards and follow them in his/her daily business affairs. Moreover, our management is responsible for creating an environment that supports the principles set forth in our global BCP. We have established a process for putting this policy into practice and ensuring its compliance. This process is described in more detail in the section entitled “Our principles”.

Claudio Sonder

How to Read this Policy

The Business Conduct Policy („BCP” or the „Policy”) is also accessible for our employees via the Intranet and on the Internet.

As a hardcopy the BCP is available in English and German. The Spanish version is only available electronically. Throughout the English and Spanish versions of the BCP you will see boxes to the right of certain texts. These boxes indicate additional requirements in North America that can be found at the end of the booklet. This North American supplement may contain region-specific information on areas not covered by this BCP. Therefore, it is important that every employee in North America as well as all employees dealing with a North American subsidiary read the entire supplement.

In addition, you will see various terms printed in orange throughout the text. These terms are explained in the glossary.

As used in this document „Celanese” or „Company” means Celanese AG along with its subsidiaries. „We” means the directors, officers and employees at every level of Celanese (individually or as a group).

Our Principles

Here are the principles of business conduct to which we will adhere in our daily business affairs:

1.	Compliance with Applicable Laws and Internal Policies – We will obey all laws and regulations applicable to the Company’s activities as well as internal policies, both global and regional, and we will not take any action on the Company’s behalf that we know or should know violates any law, regulation or internal policy.
2.	Loyalty to the Company – We will not put ourselves in a position where our personal interests or relationships conflict or may appear to conflict with the best interests of the Company. Consequently, we should avoid doing anything that would compromise, or may appear to compromise, the Company or ourselves as individuals when conducting or representing the Company’s business activities and interests.
3.	Observance of Ethical Standards of Society – We will follow the ethical standards of our societies while conducting Company business.

The Board of Management of Celanese AG is responsible for ensuring these principles are communicated to, understood and observed by, all employees. Day-to-day responsibility is delegated to the management of Celanese. They are responsible for implementing and overseeing the Policy, if necessary through more detailed guidance tailored to local needs.

We are expected to read and understand this global BCP including the supplements for our region and any region we work with. In order to ensure that we understand the policies set forth in this BCP, training will be provided. In addition, local management will require certain employees to certify in writing periodically that they have read and understood the Policy and are in compliance with the Policy.

Compliance with these principles is an essential element for our business success. We, as employees, should be sensitive to situations that could lead any of us to engage in behavior that is illegal or unethical, or that contradicts our Corporate Values, and we should avoid such situations. Therefore, we have the responsibility to promptly report any breaches or suspected breaches of the BCP to the BCP regional coordinator or in-house legal counsel, and we may call the helplines that have been set up for reporting purposes. Calls to the helplines can also be made anonymously — the system safeguarding anonymity is described on the helpline message. Each reported breach or suspected breach will be dealt with by in-house legal counsel, and the person reporting the breach has a right to receive information on how such breaches or suspected breaches will be handled.

We will not suffer for speaking up, nor will management be criticized for any loss of business or any reasonable expense resulting from good faith adherence to or remedying any breaches of this Policy and other mandatory policies and instructions. Any attempt to deter employees from raising proper concerns will be treated as a serious disciplinary offense.

Violations of the BCP can expose the Company to substantial damages and unfavorable publicity. Severe disciplinary action for breaches of the Policy will be taken, which may include termination of employment.

I. Conflicts of Interest

We will give our undivided business loyalty to the Company when conducting our job-related duties.

A conflict of interest arises when our loyalty to the Company is prejudiced by actual or potential personal benefit from another source. We will avoid any investment, interest or association that might interfere or seem to interfere with our ability to make independent judgments or decisions on the Company’s behalf.

We must disclose to the BCP regional coordinator or in-house legal counsel any personal interests or circumstances that might constitute a conflict of interest as soon as the circumstances arise, so that management and counsel can resolve the matter in a manner best suited to the interests of the Company and the employee.

Conflicts of interest can arise in the following situations:

•	when an employee or a member of the employee’s family has a significant (over 1%) direct or indirect financial interest in, or obligation to, an actual or potential competitor, any company or individual Celanese does business with, or any company in which Celanese has an ownership interest.
•	when an employee conducts business on behalf of Celanese with any other company of which a relative is a principal, officer or representative;
•	when an employee misuses information obtained in the course of his/her employment; or
•	when an employee, a member of the employee’s family, or any person or entity, including charities, designated by the employee, accepts social amenities such as gifts and entertainment. Consequently, we will only accept gifts or entertainment from a current or potential supplier or customer (of goods as well as services) in accordance with normal business practices, and provided:

-	the amenities follow the generally accepted ethical standards and comply with local laws where the activity occurs
-	the value of any gift is modest and the value of any entertainment is not excessive
-	the amenities are not accepted on a regular or frequent basis; and
-	public disclosure would not embarrass the Company.

II. Equal Opportunity, Discrimination and Harassment

The Company is committed to the principles of equal opportunity and creating a working environment in which diversity is accepted and valued.

The Company realizes that success depends on the skills and strength of every employee. Therefore, we will treat employees with fairness and respect. Moreover, Celanese will respect employees’ rights under all applicable laws that may prohibit discrimination and harassment on the basis of race, color, religion, sex, national origin, sexual orientation, age, medical condition, physical or mental disability, family leave status or marital status. Celanese will consider individuals for employment opportunities on the basis of merit, as measured against objective job requirements. In matters affecting promotion, training, hiring, compensation and termination, Celanese will ensure that all employees will be afforded treatment that is lawful and consistent with our Human Resource management system and processes.	Regional Supplement: North America

III. Fair Dealings

We will conduct all of our relationships with honesty, trust, fairness, and integrity.

Communication – Communication is a key factor for Celanese’s success as a global company. Our communication within the Company as well as with our partners in business and society is based upon an open, trustful and factual dialogue. We will treat all people with respect, and be aware of cultural differences. Within the Company, our managers at every level are responsible for communicating and promoting the achievement of Celanese’s goals and values throughout the organization. We must strive to convey consistent messages internally and externally and accept criticism constructively. In addition, we must remember that any communication, either orally or in writing, using the Company’s communication systems or stationery, may be interpreted by the outside world as being made by Celanese. We will therefore draft such communications carefully to avoid accidental misinterpretation of a private communication as a Celanese statement.

Customers/Suppliers – Customers are our reason for existing. We will base our competitive appeal on the quality of our products, their competitive price, the service with which we support them, and the competence and honesty of our product and sales presentations. We will select our suppliers on the basis of objective criteria such as capabilities, quality, integrity, reliability, competitive pricing, and product/service suitability.

The information we give our customers and suppliers will be accurate, clear and comprehensive and be consistent with ethical and accepted business practices as well as regulatory requirements.

If we learn that Celanese is treating or is being treated by the people and companies it does business with dishonestly or unfairly, we will advise the BCP regional coordinator or in-house legal counsel.

Public Relations – We understand that information about Celanese’s businesses that is given to the public can have a significant effect on Celanese’s stock price and the Company in general. We will therefore not speak to the media, to analysts, or publicly on behalf of Celanese unless we are authorized to do so. If for example a representative of the media or an analyst asks us for information on Celanese or to speak on behalf of Celanese, we will refer them a representative of Communications or Investor Relations.

Investigations – We understand that investigations are sometimes necessary to research business practices, commercial and operational issues or potential violations of law or internal policies. We will therefore cooperate fully with and not withhold or give false or misleading information to in-house legal counsel, Celanese Global Audit, Environmental, Health and Safety (EHS) personnel, nor to others authorized to conduct internal investigations on behalf of Celanese. Any time we obtain any information that would lead us to reasonably believe that an investigation involving Celanese is being conducted by any regulatory, law enforcement or other government official, we will immediately contact in-house legal counsel so that the Company can obtain adequate legal representation. In conjunction with in-house counsel, as appropriate, we will respond to any inquiries by government officials in an honest, forthright and truthful manner.

Privacy Laws – Company files and information technology systems contain sensitive information concerning our employees, customers, and others. A number of countries have enacted privacy laws to protect the personal information of their citizens. However, such laws vary widely from region to region and may have to be observed not only by the citizens of the respective region, but also by anyone dealing with such citizens. They may be all-encompassing or limited to certain types of information. As a company that values its customers, employees, and others it does business with, Celanese is committed to complying with all applicable privacy laws, and will avoid the improper or unauthorized use of personal information. However, determining whether any action involving such personal information is improper or unauthorized can be difficult. Therefore, we will consult with in-house legal counsel before disclosing, collecting, storing, using, changing the purpose of, transferring, or otherwise handling any medical, financial, sensitive personal or any individual customer information or before establishing or updating any system, process or procedure to collect, use, disclose, transmit or otherwise handle such information.

IV. Environment, Health and Safety

We, and the Company, are committed to protecting the environment, preserving the health and safety of our employees and communities, assuring the safe operations of our processes and complying with all applicable laws, rules and regulations in each location in which we do business.

We know that we can only be successful if the public trusts our businesses, products and plants, and if we fully comply with the requirements of our regional and national governments. Environmental protection, employee health and occupational and process safety are in the interest of our employees and neighbors, as well as a benefit to the Company. They are therefore top priorities for Celanese.

We will design and operate our facilities throughout the world to provide our employees with a safe workplace and to minimize the potential for any adverse impacts on health and the environment.

We will fully adhere to the following EHS guiding principles

-	complying with applicable requirements
-	using good science
-	operating safely
-	managing contractors
-	communicating proactively
-	managing responsibility.

These principles are outlined in more detail in Celanese AG’s Environmental Health and Safety Policy and in the EHS Core Requirements that we have to comply with.

The laws and regulations in this area are complex, and violations can result in severe criminal and civil penalties for the Company, as well as for individuals. Criminal penalties, including imprisonment, can be imposed for knowingly, or in some cases even negligently, violating standards or making false statements.	Regional Supplement: North America

If we are faced with an environmental, health or safety issue, we will contact our Department of Environmental, Health and Safety, or in-house legal counsel. We will not suffer repercussions for raising such issues. Moreover, in some instances, not immediately reporting a potential environmental, health or safety hazard may result in a violation of law.

V. Use of Company Assets, Property and Information

We will protect all of Celanese’s assets, including time, materials, equipment, intellectual property and information. Consequently, we will use the Company’s assets efficiently and only for ethical, legal, and proper purposes. We will not use the Company’s assets in any way that might harm or embarrass Celanese or result in unauthorized personal gain or opportunity.

Computer Systems/E-Mail/Internet – We will not use the Company’s computer and telecommunications resources, including telephone systems, e-mail systems and Internet access, for amusement, solicitation, or other purposes that would be a conflict of interest or otherwise interfere with the business of Celanese. While we may occasionally use these systems for personal communications, we will keep personal use to a minimum and never use these systems for any purpose that may be construed as harassment, incite racial or religious hatred, violent or other criminal acts, or for any purpose that is sexually or otherwise offensive according to the generally accepted ethical standards of our societies.	Regional Supplement: North America

Intellectual Property – As Celanese attaches great importance to its intellectual property, including patents, trademarks, copyrights, product designs and know-how, in order to protect its investment in research and development, manufacturing and marketing, it seeks the widest possible protection for significant product developments in its major markets. Celanese also respects the intellectual property of others, including software licenses. Consequently, we, as Celanese employees, will take steps to safeguard the Company’s intellectual property, including following the Company’s On-Line Identity Use Policy. We will consult with in-house legal counsel or, where appropriate, with pre-approved outside counsel concerning the proper disclosure and use as well as the misuse of trade secrets and intellectual property of Celanese and others.

Confidential Information – We recognize that communication and information is important to us; however, the disclosure of confidential or proprietary information could be harmful to Celanese. Therefore, we will be responsible for protecting all confidential or proprietary information and documentation within our areas of responsibility. Confidential Information includes all non-public information that might be of use to competitors or might be harmful to Celanese if disclosed. We will comply with Celanese’s Information Security Policy as well as Recommendations on Protecting Confidentiality and maintain discretion when discussing confidential matters. We will make sure that all confidential information, whether on paper or in electronic format, is kept in a secure area, not left in view of others who should not have access to such information, and is disposed of properly. We will only use Celanese’s confidential or proprietary information for Company business. We will not use it for personal gain unless the situation has been reviewed and received approval from designated management or in house legal counsel. Moreover, if we have access to confidential information of the people we do business with, we will only disclose such information to others, including other Celanese employees, in accordance with the terms under which such information was given to us, or if compelled by law or internal policies to do so.

Company Position — We will not (a) take personal advantage of information we discover through our position with the Company (b) use Company position for personal gain; and (c) compete with the Company, unless the situation has been reviewed and received approval from in-house legal counsel or the BCP regional coordinator.

We will promote the Company’s interests and goals whenever we ever have an opportunity to do so.

VI. Insider Trading

We will comply fully with Celanese AG’s policy for Avoidance of Insider Trading. We will not trade in Celanese AG securities when we have inside information, nor during the Black-Out Periods established by the Celanese Stock Market Clearing Team on behalf of the Board of Management.

Until released to the public, material information concerning the Company’s business, including the Company’s financial results, plans, successes or failures, is considered “inside information” and therefore, confidential. Inside information is “material” if it would likely affect the market price of, or a reasonable person’s decision to buy, sell or hold a company’s securities. Insiders include not only employees but also persons outside the Company (spouses, parents, friends, children, brokers, etc.) who may have acquired the information directly or indirectly through tips.

Shares of Celanese AG are listed on the Frankfurt and New York Stock Exchanges and the Company follows the rules and listing standards of these Exchanges. When we are aware of material inside information about Celanese AG or about another company in the performance of our jobs, we will hold that information in strictest confidence and not disclose it. We will also refrain from buying or selling (or influencing others to buy or sell) any securities of Celanese AG or of such other company until the information is public. If we are identified as an insider for the purposes of Celanese’s annual financial statements and quarterly reports, we will not trade during the Black-Out Periods established by the Celanese AG Board of Management.	Regional Supplement: North America

The insider trading laws are rigidly enforced and violators could face criminal fines and imprisonment and substantial civil penalties. We will consult with the BCP regional coordinator or in-house legal counsel if we ever have any doubts whatsoever as to whether we possess material non-public information or whether any trading would be a violation of law or our policy.

VII. Financial Integrity / Document Retention

We will take steps to safeguard against unauthorized use or disposition of Company assets, maintain proper accounting records, and ensure the full, accurate, and timely disclosure of financial information used within the business or for publication. We will also retain or destroy Company documents only in accordance with the established policies and procedures.

Financial Integrity – Accurate and reliable accounting records that fairly reflect transactions and disposition of assets are critical to the corporate decision making process and to the ability of the Company to meet its legal and financial reporting obligations. We will continue to seek ways to improve transparency by providing financial information in terms that are clear, concise and understandable to the average investor. Accordingly, we will:

•	have all Company payments and other transactions properly authorized by management and record them accurately, completely and in a timely manner on the Company’s books and records in accordance with relevant Generally Accepted Accounting Principles and established corporate accounting policies;

•	never establish an undisclosed or unrecorded fund for any purpose, and we will never place Company funds in any personal or non-corporate account;

•	never make any false or artificial statements or entries for any purpose in the books and records of the Company or in any internal or external correspondence, memoranda, or communication of any type, including telephone or electronic communications;

•	always properly protect all Company assets. We will compare asset records with actual assets regularly and take proper action to reconcile any variances.

Document Retention – Some Company documents whether on paper or in electronic form (including e-mails), are required by law to be kept for a certain period of time; others must be destroyed regularly to ensure the availability of records storage. Moreover, it may be a criminal offense to destroy or alter records that relate to a lawsuit or governmental investigation. Therefore, we will		Regional Supplement: North America

•	retain or destroy Company documents only in accordance with the established policies and procedures;
•	never alter or destroy Company documents that are required to be maintained for a lawsuit or a governmental investigation until the matter is closed;
•	direct any questions regarding records retention to the BCP regional coordinator or in-house legal counsel.

We will comply at all times with both the letter and the spirit of Celanese’s accounting and internal control and document retention procedures, as well as all applicable laws, rules and regulations. We will cooperate fully with our internal and external auditors. We will, and the Company encourages us to, report promptly to the BCP regional coordinator if we detect or suspect any accounting irregularities or improprieties or any material omissions in our financial reporting.

VIII. Antitrust

Celanese is fully committed to the principle of free competition and to ensuring that contracts with our business partners are entered into on fair terms.

Antitrust laws are in effect in numerous countries that regulate competitive behavior and prohibit arrangements which unreasonably restrain competition. Space does not permit even a brief examination here of the various statutes. We must comply with the applicable laws of all jurisdictions in which a transaction possibly involving a competitive restraint is to take place. Whenever a transaction involves a competitive restraint in any form or if we will attend a trade association or other meeting where competitors may be present, we will consult with our in-house legal counsel at the earliest possible moment.	Regional Supplement: North America

The international antitrust laws seek to promote vigorous competition, free from unreasonable restraints. Failure to comply with these laws could result in serious consequences for the Company and offending employees. Violations of many antitrust laws are crimes, subjecting the Company and individuals to heavy fines, and individuals to imprisonment. In addition, the Company may be required to pay damages, and be barred from engaging in the activity. The following areas may be subject to illegal anti-competitive practices:

Relations with Competitors – We will avoid communicating with competitors in any form including at trade association meetings on the following topics: prices and pricing policies, terms and conditions of sale (including product promotions, timing of product promotions, discounts and allowances); credit terms and billing practices; supplier’s terms and conditions; profits and profit margins; costs; distribution plans and practices; marketing plans and practices; bids, including your intent to bid or not to bid for a particular contract or program; allocation of sales territories; selection, retention or quality of customers; refusals to deal with a supplier or customer; type or quality of production; new products or production innovations; product packaging; and terms of warranties or guarantees.

Relations with Customers – The Company’s relationships with its customers are subject to a number of antitrust laws:

Price Discrimination: The Company will not sell products of like grade and quality to competing customers at different prices for the same time period if such sales may result in a material effect on competition.

Promotional Payments, Services and Facilities: The Company will make promotional payments, services and facilities (such as advertising displays) available only if they are made on proportionally equal terms to all customers for the products that compete with each other.

Resale Restrictions: Agreements between the seller and its customer or distributor about the minimum (and possibly, in some cases, maximum) prices at which the customer or distributor will resell the product are prohibited per se. Restrictions on resale that do not relate to price, such as customer and territorial restrictions, will be governed by the “rule of reason” (i.e., upheld if not unreasonably anti-competitive).

Requirements Contracts: Contracts that require a customer to purchase substantially all of its requirements for a product from the seller.

Tying Arrangements: Any arrangement under which a seller influences a customer to take a product it does not wish to buy from the seller as a condition of a license, loan or sale of a second, separate product the buyer does wish to obtain, may be illegal.

Monopolization – The Company will not seek to monopolize, attempt to monopolize, or combine and conspire to monopolize, in any unlawful manner.

IX. Bribery and Fraud

We will not make bribes or attempt to make bribes, nor will we take part in any business transaction that may be or may appear to be fraudulent or otherwise illegal.

Bribery – We will never make a bribe, payment (except as described below), or gift to any government official, directly or indirectly, if there is intent to influence unlawfully such official. Nor will we pay any bribe or make any other unlawful payment to anyone, including agents of our customers/suppliers or members of their families, in connection with the sale or purchase of any of our products, even if not making such a payment causes us to lose the business.

We will act in accordance with the provisions of the OECDConvention on Combating Bribery of Foreign Public Officials in International Business Transactions and comply with the laws that implement it. These laws with minor exceptions, prohibit the giving of money or things of value to an official of a foreign government, a foreign political party or an international organization, or to an agent of such an official, to influence an act or decision in order to obtain or retain business. Violations of these laws can lead to severe fines for Celanese and its employees and in certain cases, jail terms.

Fraud – We will not take part in any business transaction that may be, or may appear to be, illegal or fraudulent. We will conduct business only with reputable customers who are involved in legitimate business activities and whose funds are derived from legitimate sources. We will undertake proper due diligence of our customers and take reasonable steps to ensure that Celanese does not become involved in transactions that may be associated with money laundering or other illegal activities.

We will contact the BCP regional coordinator or in-house legal counsel whenever we receive a request for a bribe, do business with foreign officials or encounter fraudulent behavior.

X. International Commerce

We will comply with all applicable international agreements as well as national laws and regulations pertaining to controls on international commercial and financial transactions.

Penalties for non-compliance with the laws and regulations in this area may include substantial criminal and civil fines, forfeiture of goods, and restrictions on the ability to import and export. We will consult in-house legal counsel with regard to any transaction with respect to which there is reason to believe such agreements, laws and regulations might apply.	Regional Supplement: North America

Restrictions on international commercial and financial transactions could be:

Embargoes – Embargoes are general prohibitions against conducting business with certain targeted countries. Embargoes may be multilateral, e.g. the U.N. embargo of Iraq, or unilateral/national, e.g. the U.S. embargo of Cuba. Embargoes may prohibit all commercial and financial transactions involving the targeted country, or they may prohibit only certain activities, such as investment. Because embargoes are viewed by governments as foreign policy tools, applicable restrictions are subject to rapid changes, reflecting fluid foreign policy priorities.

Restriction on Chemicals Transfers and Other Export Controls – Whether a particular transaction requires prior authorization will depend normally on the specifications of the product, its destination, the specific intended end use, the identity of the consignee, and the identity of the ultimate end user. Moreover, the manufacture, use, and sale of chemicals and chemicals-related technical data that might have chemical weapons applications, or are used in the manufacture of illegal drugs, are regulated by various international agreements and national export control regulations. We will comply with all applicable regulations, licensing requirements, other governmental guidelines, as well as international agreements pertaining to chemicals, chemical weapons, and other dual use and arms related materials.

Underlined Terms

Letter from the Chairman:

-	Vision
-	Strategic Goals
-	Corporate Governance
-	BCP regional coordinator

Our Principles:

-	Helplines

Conflict of Interest:

-	Family
-	Value of any gift is modest

Fair Dealings:

-	Privacy Laws

Environment, Health and Safety

-	Environmental, Health & Safety Policy
-	Environmental, Health & Safety Core Requirements

Use of Company Assets, Property and Information

-	On-line Identity Use Policy
-	Information Security Policy
-	Recommendations on Protecting Confidentiality

Insider Trading

-	Avoidance of Insider Trading
-	Black Out periods

Financial Integrity / Document Retention

-	Established policies and procedures
-	Generally Accepted Accounting Principles

Bribery and Fraud

-	OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions
-	Laws that implement OECD Convention
-	Minor Exceptions to the OECD Convention

International Commerce

-	International Agrements

Vision

In accordance with the “Vision 2005", Celanese aims to be an industry leader in creating value for customers, shareholders and employees. Celanese will have succeeded in achieving this when it is:

•	No. 1 or 2 in its global businesses
•	A € billion company as a result of internal and external growth
•	A company with a premium stock valuation.

Strategic Goals

•	Celanese AG is transforming itself into a less cyclical and higher value added chemical company.
•	Celanese AG will use its asset base, balance sheet and equity position to strengthen its core businesses and expand into higher-growth, integrated value chains and/or businesses.
•	Celanese AG will continue to grow pursuing prime global market positions and technologies, superior operating performance and shareholder value creation.

Corporate Governance

Corporate Governance comprises the relationship of the corporation with all its stakeholders, in particular its shareholders including all management and monitoring systems to detect and manage all risks specific to the company. By practicing good Corporate Governance the company creates value and provides accountability to all stakeholders.

The Corporate Governance Principles provide you with a comprehensive summary of the Corporate Governance of Celanese. You will find the Corporate Governance Principles in the Intranet under the category “About us”.

BCP regional coordinator

The BCP regional coordinator is your contact person with regard to all issues belonging to the Business Conduct Policy. He reports directly to the Global Governance & Risk Officer (Rita Pikó).

Please find the name of your BCP regional coordinator below:

North America:	Julie Chapin
Europe:	Eva Kessler
Asia:	Mike Richard

Helplines

The helplines are staffed during certain hours of the week as explained on a pre-recorded message. During other times, callers may leave a message. Calls can be made anonymously and the matter will be investigated. If a caller wishes to remain anonymous, yet learn what has been done about his or her Business Conduct Policy concern, a system safeguarding the caller’s anonymity has been set up and is described on the help line message.

The helpline extensions are:
North America and Asia: 1-800-BCP-4CA1
Europe: 00-800-BCP-Celanese (available from January 1st 2003)

Family

The term “family” in the Business Conduct Policy is interpreted as meaning ANY relative, by blood or marriage, because there could be real or perceived undue influence with such relationships. Also, a fiancée or someone living in the employee’s immediate household should be considered a significant relationship that could give rise to a conflict of interest.

Value of any gift is modest

You should make every effort to refuse to accept or to return any gift or series of gifts during a single calendar year from a current or potential supplier or customer exceeding €100 in value (or its equivalent in local currency).

If you determine that the donor would be insulted or embarrassed if the gift is refused or returned, a conflict can nevertheless be avoided by promptly reporting the gift to your supervisor. Except in special instances where your supervisor determines a different procedure is warranted, you will deliver the gift or a check for the full fair value of the gift to a pre-approved charity on behalf of the Company. This process must be documented and a copy of that documentation must be forwarded to the BCP regional coordinator.

Privacy Laws

Europe: The Directive on the Protection of Personal Data (95/46/EG) became effective on 25 October 1998. The Directive establishes a clear and stable regulatory framework to ensure both a high level of protection for the privacy of individuals in all Member States and the free movement of personal data within the European Union. The Directive also establishes rules to ensure that personal data is only transferred to countries outside the EU when its continued protection is guaranteed, so that the high standards of protection introduced by the Directive within the EU are not undermined.

The Directive lays down common rules to be observed by those who collect, hold or transmit personal data as part of their economic or administrative activities or in the course of the activities of their association. There is an obligation to collect and process personal data only for specified, explicit and legitimate purposes, and to ensure that such data is relevant, accurate and up-to-date.

Under the Directive, natural persons are granted a number of important rights and may appeal to independent national authorities if they believe their rights are not being respected. These rights include:

•	information from subsequent data users about the origin of the data (where such information is available), the identity of the organization processing the data, and the purposes of such processing;
•	a right of access to personal data relating to him/her,
•	a right to have personal data that is shown to be inaccurate corrected; and
•	the right to prohibit their data to be used in certain circumstances (for example, for direct marketing purposes, without providing any specific reason).

In the case of sensitive data, such as an individual’s ethnic or racial origin, political or religious beliefs, trade union membership, or data concerning health or sexual life, the Directive establishes that such data can only be processed with the explicit consent of the individual. There are, however, a number of exemptions, such as the consent of the person or if disclosing the data would be in the public interest (e.g. for medical or scientific research), provided, however alternative safeguards were established.

For cases where data is transferred to non-EU countries, the Directive includes provisions to prevent the EU rules from being circumvented. The basic rule is that the data should only be transferred to a non-EU country if it will be adequately protected there, although a practical system of exemptions and special conditions also applies (such as for data where the subject has given consent or which is necessary for performance of a contract with the person concerned, to defend legal claims or to protect vital interests (e.g. health) of the person concerned).

USA: There is no comprehensive data privacy law in the U.S. Generally, private corporations adopt the data protection measures they deem necessary or appropriate. Many U.S. corporations that collect information from on- line consumers voluntarily post privacy policies which govern their handling of consumer information. Companies that violate their posted privacy policies may be subject to a Federal Trade Commission („FTC”) enforcement action for „unfair or deceptive trade practices” under Section 5 of the FTC Act.

In those instances where the voluntary approach has failed to provide adequate privacy protections-or where there has been a perception that it has failed to do so-self-regulation has been supplemented by specific federal and/or state information privacy laws. These relate in particular to financial institutions, insurance companies, the medical profession, and to information collected from children.

Canada: In Canada, the most comprehensive privacy law is the Personal Information Protection and Electronic Documents Act, which protects the privacy of personal information of an individual that is collected, used or disclosed in the private sector. As of January 1, 2001, the Act has applied to the federally-regulated private sector, including telecommunications, broadcasting, banking and interprovincial transportation, in respect of both customer and employee information. It will also apply to an organization that discloses personal information across provincial or national borders, such as credit reporting agencies. As of January 1, 2002, the Act has applied to all organizations that collect, use or disclose personal health information. On January 1, 2004, the Act will apply to all personal information collected, used or disclosed in the course of all commercial activity, except where such information is otherwise protected by similar provincial law.

If the Privacy Commissioner receives a complaint from an individual, he may conduct an investigation and is empowered to seek and examine any relevant information. Although the Commissioner has no power to compel organizations to act on its findings or recommendations, a complainant or the Commissioner can apply to the Federal Court for an order compelling an organization to correct its practices to comply with the provisions of the Act. The Court can also award damages to the complainant.

The Commissioner may also conduct audits of organizational practices where there are reasonable grounds to believe that an organization is violating the Act. The Act also protects organizations from recriminations for acting in good faith to uphold the privacy provisions and employees or other individuals who inform the Commissioner of perceived violations.

Environmental, Health & Safety Policy

You will find the EHS policy in the Intranet under the category “Working”.

Environmental, Health & Safety Core Requirements

You will find the EHS core requirements in the Intranet under the category “Working”.

On-line Identity Use Policy

You will find the On-line Identity Use Policy in the Intranet under the category “Resources”.

Information Security Policy

You will find the Information Security Policy in the Intranet under the category “Resources”.

Recommendations on Protecting Confidentiality

You will find the “Recommendations on Protecting Confidentiality” in the Intranet under the category “Resources”.

Avoidance of Insider Trading

You will find the “Avoidance of Insider Trading / Black-out Periods” policy in the Intranet under the category “Resources”.

Black-out Periods

Employees who have access to insider information as a result of their work in the area of regular financial reporting are subject to black-out periods for trading in Celanese AG shares. Furthermore, employees who have access to insider information due to their involvement in project work, e.g. Mergers & Acquisitions, may also be subject to special transactional black-out periods. Those employees will receive the information about the transactional black-out period from the Stock Market Clearing Team or the respective superior.

You will find the black-out periods as well as the “Avoidance of Insider Trading / Black-out Periods” policy in the Intranet under the category “Resources”.

Established Policies and Procedures

A new standard global records retention is currently being developed. For information on current records retention procedures, please contact your in-house legal counsel.

Generally Accepted Accounting Principles

Generally Accepted Accounting Principles (GAAP) are a combination of common standards and procedures, at a particular time, for accounting and reporting of the underlying financial data of an entity to present fairly, clearly and completely the economic facts of the existence and operations of the company. These standards are developed by either an authoritative accounting rule-making body establishing a principle of reporting in a given area or via long-term universal practice, or both.

In the United States, the major organizations that are instrumental in developing these principles are the Financial Accounting Standards Board (FASB), the American Institute of Certified Public Accountants (AICPA) and the Securities and Exchange Commission (SEC). In Germany, corporate and tax laws are supplemented by such generally accepted accounting principles developed over long-term practice (Grundsätze ordnungsmässiger Buchführung or GoB) as well as the German Accounting Standards set by the German Accounting Standards Board (Deutsche Rechnungslegungs Standard Committee (DRSC))which harmonize German standards with international standards.

OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions

The Convention makes it a crime to offer, promise or give a bribe to a foreign public official in order to obtain or retain international business deals. In addition, a related document effectively puts an end to the practice according tax deductibility for bribe payments made to foreign officials.

The Convention commits the 35 signatory countries to adopt common rules to punish companies and individuals that engage in bribery transactions. The OECD Working Group on Bribery in International Business Transactions also closely monitors the signatory countries to determine the adequacy of their implementing legislation.

Laws that Implement OECD Convention

USA – U.S. Foreign Corrupt Practices Act

The U.S. Foreign Corrupt Practices Act (“FCPA”) prohibits certain payments to non-U.S. officials to influence a government act or decision in order to obtain or retain business. These antibribery provisions apply to Celanese AG, its subsidiaries and their officers, directors, employees and agents.

•	The FCPA makes it a crime to bribe or offer a bribe to a non-U.S. official, political party, party official or candidate for political office for the purpose of obtaining, retaining or directing business to any person, whether or not that person is the one paying or offering the bribe.
•	Gifts and entertainment of officials present difficult legal issues under the FCPA and should be reviewed with your designated legal counsel.
•	Indirect payments made through agents are also strictly prohibited, as is the use of personal funds for such prohibited purposes. The retention of consultants and agents is the principal area of exposure under the FCPA.
•	The Company can be liable for the acts of its non-U.S. subsidiaries and affiliates if the Company authorizes the payment or is aware of the payment and does not take steps to demonstrate that it does not authorize or condone the payment.
•	The law allows certain types of payments to non-U.S. officials, including payments to “facilitate” routine government actions. However, determining what is a “facilitating” payment involves difficult legal judgments. No payments or gifts related to the Company’s business activities should be made to foreign officials, directly or indirectly, including any payment or gift thought to be “facilitating” or otherwise exempt from the law, unless approved in advance by your designated legal counsel.

Celanese AG is also required by the FCPA to keep records that accurately and fairly reflect transactions and dispositions of assets. It must also maintain a system of accounting controls to assure that transactions are properly authorized, that financial statements can be prepared in accordance with generally accepted accounting principles and that assets are properly controlled and accounted for. Celanese AG must require its subsidiaries, and affiliates it controls, whether U.S. or non-U.S., to comply with these FCPA recordkeeping provisions.

Violations of the FCPA's antibribery provisions can lead to fines against the Company of up to $2 million per violation. Officers, directors and employees may be fined up to $100,000 per violation. An officer, director or employee who is a U.S. citizen, resident, or otherwise subject to U.S. jurisdiction, can be imprisoned for up to five years.

Violations of the FCPA’s recordkeeping provisions can lead to civil fines imposed by the U.S. Securities and Exchange Commission. A person who knowingly circumvents, or fails to implement, internal accounting controls or knowingly falsifies any records can be fined up to $1 million and imprisoned for not more than 10 years.

Germany – The Act on Combating International Bribery (Gesetz zur Bekämpfung internationaler Bestechung — lntBestG)

The Act transforms the OECD Convention into German criminal law and makes it a criminal offence to offer, promise or grant to a member of a legislative body of a foreign state or to a member of a parliamentary assembly of an international organization, an advantage for that member or for a third party in order to obtain or retain for him/herself or a third party business, or an unfair advantage in international business transactions, in return for the Member’s committing an act or omission in future in connection with his/her mandate or functions.

The Act also applies, regardless of the place of commission, to Germans who bribe foreign public officials in connection with international business transactions, or who bribe foreign members of parliament in connection with international business transactions.

Canada — Corruption of Foreign Officials Act (the “CFPOA”).

The key provisions of the CFPOA include the following:

1.	it is a criminal offense to directly or indirectly bribe or offer a bribe to a non-Canadian public official, which includes persons who hold an administrative, legislative or judicial position or who otherwise perform public duties for the foreign country;
2.	it is a criminal offense to possess property or any proceeds of property obtained or derived directly or indirectly from the commission of bribery;
3.	it is a criminal offense to launder property or any proceeds of property with the intent of concealing that the property was obtained or derived directly or indirectly from the commission of bribery;
4.	liability for acts prohibited under the CFPOA can arise from activities conducted anywhere in the world; and
5.	certain payments may be made to non-Canadian public officials, including where such payment:
•	is permitted by the laws of the non-Canadian public official's country;
•	is to reimburse the non-Canadian public official for reasonable expenses incurred directly related to the promotion, demonstration and explanation of the products or services of the payer or to the execution or performance of a contract between the payer and the public official’s country;
•	is made to expedite or secure the performance of any act of the non-Canadian public official that is part of the official’s duties or functions.

Indirect attempts at bribery, such as attempts by agents or consultants retained by the Company, are also strictly prohibited under the CFPOA.

Giving gifts or providing entertainment to non-Canadian public officials falls within a gray area under the CFPOA.

Under the CFPOA, detailed information about transactions and dispositions of assets must be kept in accordance with generally accepted accounting principles.

Under the CFPOA, bribery of non-Canadian public officials, and associated activities, is a criminal offense exposing a wrongdoer to a penalty of up to five or ten years imprisonment (depending upon the offense) or, if such offense is considered not to be “serious”, to a lesser penalty of six months imprisonment or a fine of up to $50,000.00 or both.

Minor Exceptions to the OECD Convention

Under some circumstances, certain types of payments, including payments to “facilitate” routine government actions may be permitted, but determining what is a “facilitating payment” or is otherwise exempt from these laws, involves difficult legal judgments and must be approved in advance by in-house legal counsel.

International Agreements

Chemical Weapons Convention

The Chemical Weapons Convention, which became effective on April 29, 1997, bans the development, production, stockpiling or use of chemical weapons and prohibits the signatories (“States Parties”) from assisting or encouraging anyone to engage in a prohibited activity. The Convention provides for the declaration and inspection of all States Parties’ chemical weapons and chemical weapon production facilities and oversees the destruction of such weapons and facilities.

The Convention also establishes a comprehensive verification scheme and requires the declaration and inspection of facilities that produce, process or consume certain chemicals, many of which have significant commercial applications. The Convention also requires States Parties to report exports and imports and to impose export and import restrictions on certain chemicals. These requirements apply to all entities under the jurisdiction and control of States Parties, including individuals and commercial entities such as Celanese.

Wassenaar Arrangement on Export Controls for Conventional Arms and Dual-Use Goods and Technologies

The Wassenaar Arrangement (WA) is the first multilateral institution covering both conventional weapons and sensitive dual-use goods and technologies. The WA received final approval by 33 co-founding countries in July 1996, and began operations in September 1996.

The WA is designed to prevent destabilizing accumulations of arms and dual-use goods and technologies. The Arrangement encourages transparency, consultation and, where appropriate, national policies of restraint. In doing so, the WA fosters greater responsibility and accountability in transfers of arms and dual use goods and technologies. The Arrangement also provides a venue in which governments can consider collectively the implications of various transfers on their international and regional security interests. This is the principal security benefit of membership.

WA members maintain export controls on the WA Munitions and Dual-Use lists. These lists regularly are reviewed by experts of the Participating States and revised as needed. However, the decision to transfer or deny any controlled item remains the responsibility of individual member states. To facilitate meeting the WA’s principal objective of preventing destabilizing accumulations, members report on their decisions to transfer or deny to non-members certain classes of weapons and dual-use technologies.

WA meetings are held in Vienna, where the Arrangement has established a small secretariat. Plenary meetings are held at least once a year. The Plenary has established a General Working Group, an Expert Group, and a Licensing and Enforcement Officers subgroup, which meet periodically.

The 33 Wassenaar Arrangement members are: Argentina, Australia, Austria, Belgium, Bulgaria, Canada, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Ireland, Italy, Japan, Luxembourg, Netherlands, New Zealand, Norway, Poland, Portugal, Republic of Korea, Romania, Russia, Slovakia, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and the United States

Missile Technology Control Regime (MTCR)

The MTCR is an informal, political understanding among 33 member states* that seek to limit the proliferation of missiles and missile technology.

The MTCR Partners have committed to apply a common export policy (MTCR Guidelines) applied to a common list (MTCR Annex) of controlled items, including virtually all key equipment and technology needed for missile development, production, and operation. The Guidelines and Annex are implemented by each Partner in accordance with its national laws and legislation.

The MTCR Guidelines restrict transfers of missiles — and technology related to missiles — for the delivery of weapons of mass destruction (WMD). The Regime places particular focus on missiles capable of delivering a payload of at least 500 kg to a distance of at least 300 km — so-called “Category I” or “MTCR-class” missiles.

The MTCR Guidelines are open to all nations to implement, whether or not they are MTCR Partners; we encourage all governments to unilaterally adhere to the Guidelines.

*Missile Technology Control Regime (MTCR) Membership (as of May 1, 2001): Argentina, Australia, Austria, Belgium, Brazil, Canada, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan, Republic of Korea, Luxembourg, The Netherlands, New Zealand, Norway, Poland, Portugal, Russia, South Africa, Spain, Sweden, Switzerland, Turkey, Ukraine, United Kingdom, and the United States.

Australia Group

The Australia Group (AG) was founded in 1984 to ensure that the industries of the participating countries did not assist, either purposefully or inadvertently, states seeking to acquire chemical and biological weapons capability.

Thirty countries participate in the AG*. The AG has no charter or constitution and operates by consensus. The group meets annually in Paris. Members must meet certain criteria, including an established, effective, legally-based system of national export controls, and demonstrated compliance with all multilateral treaties banning CBW activities.

The AG seeks to impede the proliferation of chemical and biological weapons by providing a multilateral venue for:

•	harmonizing export controls on chemical weapons precursor chemicals and dual-use facilities and manufacturing equipment that could be used in the production of chemical or biological weapons;
•	sharing information about global trends in the proliferation of chemical and biological weapons, and entities attempting to procure weapons related materials;
•	consulting with AG non-participants, to encourage them to establish similar national export-licensing systems.

The AG’s efforts have made it more difficult for proliferators to acquire materials for their chemical and biological weapons programs. Through their participation in the Group, countries demonstrate their determination to prevent the proliferation of chemical and biological weapons, and to support the establishment of a global ban on chemical and biological weapons’ activities.

* Australia, Argentina, Austria, Belgium, Canada, the Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Japan, Luxembourg, the Netherlands, New Zealand, Norway, Poland, Portugal, Romania, Slovakia, South Korea, Spain, Sweden, Switzerland, UK, and the United States.

Regional Supplement North America

Equal Opportunity, Discrimination and Harassment

United States	Each of Celanese’s U.S.A. facilities and plants is committed to an affirmative action program to ensure fair employment, including equal treatment in hiring, promotion, training and compensation, termination and disciplinary action. If you are not aware of the terms of the affirmative action program, you should contact your Human Resources/IR Manager.

Celanese will fully comply with all U.S.A. federal, state and local laws and regulations, as well as all foreign legal requirements, which forbid discrimination in employment on the basis of race, color, sex, age, religion, national origin, handicapped or veteran status or sexual orientation.

Canada	In Canada, most provinces have enacted legislation that prohibits discrimination on various grounds, including discrimination based upon race, religious beliefs, gender, physical disability, mental disability, and age. In Alberta, the relevant act is the Human Rights, Citizenship and Multiculturalism Act.

Environment, Health and Safety

Environmental Laws:

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United States	Celanese AG’s U.S.A. businesses are subject to federal, state and local environmental laws that regulate the emission of pollutants into the atmosphere, the discharge of pollutants into surface and underground waters and the handling and disposal of wastes. Important U.S.A. federal laws in this area include the

• Resource Conservation and Recovery Act, which established a system for the management of hazardous wastes from their creation to their disposal, or from “cradle to grave”;

• Clean Air and Water Acts, which extend broad protection to air and water resources.

Canada	The activities of Celanese Canada Inc. are subject to federal, provincial and municipal environmental laws which regulate the emission of atmospheric pollutants, the discharge of pollutants onto and below ground surfaces, and the handling and disposal of wastes. Important Canadian environmental laws include the following:

• Canadian Environmental Protection Act (the “CEPA”). The CEPA is a federal act intended to prevent pollution, remove threats to biological diversity, and encourage sustainable development. The CEPA prohibits or restricts the use of certain substances, and permits the federal government to implement regulations and guidelines with respect to these substances.

• Environmental Protection and Enhancement Act (the “EPEA”). The EPEA is an act of the Province of Alberta intended to promote the protection, enhancement and wise use of the environment.

There are many more environmental laws which may be applicable. Celanese Canada Inc. has adopted policies and operating procedures that deal with many of these legal requirements

Safety and Health Laws:	Other laws safeguard health and safety by regulating workers’ physical safety, exposure to conditions in the workplace that could harm employees, and the safe operations of our manufacturing processes. Some of these laws establish specific industrial hygiene procedures, standards for communication of precautions and

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hazards associated with substances that Celanese uses or produces, and permissible workplace exposure limits for certain substances.

United States	• Occupational Safety and Health Act regulates both physical safety and exposure to conditions in the workplace that could harm employees. The Occupational Safety and Health Act establishes specific industrial hygiene procedures, standards for communication of precautions and hazards associated with substances that the Celanese uses or produces, and permissible exposure limits for certain substances.

• Toxic Substances Control Act regulates virtually all of Celanese’s products, raw materials and intermediates that are manufactured, processed or imported into the U.S.A.A. Unless specifically exempted, every chemical Celanese uses or sells in the U.S.A.A. must be listed on the Environmental Protection Agency’s national inventory of chemical substances and mixtures.

The Toxic Substances Control Act also requires that (i) all allegations of significant adverse reactions to chemical substances and mixtures used orsold be recorded; and (ii) any substantial risk of injury to health or the environment presented by any chemical substance or mixture used or sold be reported to the Environmental Protection Agency.

Canada	In Canada, legislation with the specific objective of safeguarding the health and safety of employees is primarily found in provincial legislation. In Alberta, the relevant act is the Occupational Health and Safety Act (the “OHSA”). The OHSA sets standards to protect and support the health and safety of workers throughout the province. It describes the rights and duties of workers, employers and others connected with the workplace. Regulations under the OHSA cover such topics as general safety, noise, chemical hazards and first aid.

Reporting of Spills:

United States	Under various laws, spills of oils or hazardous substances exceeding defined reportable

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quantities must be reported immediately to the National Response Center and, in some cases, to state and local emergency response officials.

Each Celanese facility in the U.S.A.A. presenting potential environmental hazards also has emergency response and spill control programs. In addition, community “right to know” laws require that information be available to the public on chemical uses and releases. Therefore, employees must immediately report any spills and/or releases of hazardous substances to facility management.

Canada	Spillage of oils or hazardous substances, or the release into the environment of any other substances that may have an adverse effect, must be immediately reported to:

• the relevant provincial authorities in Alberta,;
• the owner of the substance, if known;
• your immediate supervisor and the management at the facility;
• the person who has control over the substance;
• any other person who may be directly affected by such spillage or release; and
• municipal and local emergency response officials if the health and safety of individuals may be at risk.

Product Safety	Celanese’s products may be subject to various laws, regulations and other specific requirements in the markets Celanese serves. Therefore, it is important to ensure that the products meet applicable requirements in the markets Celanese operates in.

Use of Company Assets, Property and Information

Computer Resources/E-Mail

United States	Celanese’s U.S.A. companies maintain the right at any time to monitor, access, retrieve, review, copy, delete and disclose incoming and outgoing information from employee e-mail accounts and

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Company computers. Employees should be aware that personal information maintained on Company systems will be treated no differently from other information and is subject to monitoring, retrieval and review by the Company.

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Insider Trading

Canada	In Canada, prohibitions on the trade of securities based upon “inside” information are found in each of the provincial securities acts. In Alberta, the Securities Act prohibits persons who are in a “special relationship” with a publicly traded corporation from purchasing or selling securities of the corporation based upon information that has not been generally disclosed to the public. A person is in a “special relationship” with a corporation if the person is a director, officer, employee, associate or affiliate of the corporation, such as Celanese Canada Inc.‘s relationship with Celanese AG, or is a person proposing to make a take-over bid for securities of the corporation. A person is also in a “special relationship” with the corporation if they receive inside information from another person who they know is in a special relationship with the corporation.

Trading securities on the basis of inside information is a criminal offense in Canada, with penalties of up to five years in prison and fines of up to one million dollars in Alberta. In addition, substantial civil damages may be payable to those who suffered losses as a consequence of a breach of these provisions.

Antitrust

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General	In the U.S.A.A., the major antitrust laws include the Sherman Act and the Robinson-Patman Act. The Sherman Act covers all companies and individuals that do business, directly or indirectly, in the US or with companies in the US, as well as any conduct that occurs anywhere in the world that has an impact on US commerce. The Sherman Act also applies to U.S. export trade if the activity has a direct, substantial and reasonably foreseeable effect on such export trade. For example, an arrangement which would restrain a company in the U.S.A. from selling abroad or a non-U.S-based company from selling into the U.S.A. would likely be subject to U.S. jurisdiction. Conduct outside the U.S.A. that affects the Company's operations in the U.S.A. could be subject to the U.S. anti-trust laws, including criminal enforcement, even though the conduct or decision making occurs outside the U.S.A.

In Canada, antitrust law is governed by the federal Competition Act, which may be applicable to transactions outside of Canada which affect Canadian individuals or the Canadian market

Relations with Competitors:

United States	The Sherman Act prohibits any “contract, combination or conspiracy” that unreasonably restrains the nation’s domestic or foreign commerce. It prohibits agreements with competitors to fix prices, directly or indirectly (e.g., rebates or credit terms), restrict production, divide up markets, geographic territories, products or customers; boycott a particular supplier, distributor or customer.

The Sherman Act is prosecuted in both criminal and civil cases by the Department of Justice. Also, most states have an antitrust statute that mirrors the Sherman Act. Penalties include substantial monetary fines of up to $10 million for corporations, and up to $350,000 for individuals, as well as 1-3 years jail time in a U.S. federal prison, and the loss of salary and benefits.

Canada	The Competition Act prohibits any agreement with another person that unduly restrains trade (referred to as a “conspiracy”). As with the

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U.S. Sherman Act, such agreements include those with respect to price, terms of sale, production, and allocation of markets. A breach of this provision is a criminal offense under the Competition Act and is a per se offense in that all that is needed to prove a breach is the existence of an agreement with the intent of restraining trade. No actual effect on competition needs to be established.

Relations with Customers:

United States	The Robinson-Patman Act prohibits a seller from discriminating in price between different purchasers of goods of like grade and quality, where substantial competitive injury may result.

The act only covers the sale of commodities, and does not apply to the sale of intangibles, such as services. To be discriminatory, the sales must be reasonably contemporaneous in time.

The Robinson-Patman Act is enforced by the Federal Trade Commission through civil administrative proceedings. It can also be enforced through private lawsuits for treble damages and/or injunctive relief.

In addition, the Sherman Act prohibits an agreement between seller and customer/distributor as to the minimum (and possibly, maximum) price at which customer will resell the product. Non-price resale restrictions, such as geographic or customer restrictions, can be acceptable if they are not unreasonably anti-competitive.

Canada	Price discrimination under the Competition Act refers to any sale which, to the seller’s knowledge, discriminates among competitors of a purchaser in that the purchaser receives a relative advantage in acquiring products of like quality and quantity. It also refers to selling products in a different area of Canada at a lower price relative to other areas, and selling products for unreasonably low prices with the effect of substantially lessening competition or eliminating a competitor, or with the intent of doing so.

In fact, the only defense under the Competition Act for price discrimination is that any advantage was not granted “as part of a practice

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of discrimination.” To clarify and relax the price discrimination provisions, the federal government has issued interpretation guidelines which generally exclude certain types of advantages given to purchasers from being considered to be price discrimination. These exclusions include growth incentive discounts, fidelity discounts, conditional discounts, exclusive dealing discounts, and functional (in-kind exchange) discounts. A breach of the price discrimination provisions is a criminal offense.

Monopolization and Attempts to Monopolize:

United States	Section 2 of the Sherman Act prohibits actual monopolization, attempts to monopolize and combinations and conspiracies to monopolize. Unlike Section 1 of the Sherman Act, which can only apply when two or more parties are involved, Section 2 can apply to the actions of the Company alone. In order to establish a monopolization violation, it must be proved that the Company was in possession of monopoly power (i.e., acting alone, it could raise the market price by restricting output) in a relevant market; and willfully (i.e., by anticompetitive practice) acquired or maintained that power. To establish an attempt to monopolize, it must be shown that there was a specific intent to monopolize and a dangerous probability of success of monopolization.

Canada	Under the Competition Act, monopolization is referred to as an “abuse of dominant position”, which refers to anti-competitive practices or acts by one or more persons who substantially or completely control a class of business, such that it does or is likely to have the effect of substantially lessening or preventing competition in the marketplace. An abuse of dominant position is a civil offense in which proceedings can only be commenced by the Canadian Commissioner of Competition.

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International Commerce

United States	Several U.S.A. laws apply to certain transactions of non-U.S. companies owned or controlled by or affiliated with Celanese and to the employees of such non-U.S. foreign-based (or located) companies who participate in those transactions. Violations of these U.S. laws carry criminal and civil penalties in the U.S.A. for U.S. and non-U.S. foreign-based (or located) companies and their employees who are U.S. citizens or residents.

Boycotts	The U.S. Export Administration Act of 1979 prohibits cooperation with foreign country boycotts that discriminate against U.S. firms or citizens on the basis of race, religion, sex or national origin.

This law also prohibits compliance with requests for information or action, such as refusing to do business, that further the boycott of a country friendly to the U.S.A. as a condition of the sale of goods or services to a boycotting country, where the goods or services involve U.S. persons or material, or where the cooperation is directed by the U.S. parent. The principal international boycott in the world today is the Arab boycott of Israel and the related blacklist of companies doing business with Israel.

Furthermore, this law requires prompt reporting of boycott-related countries, firms or persons, whether directed to a Celanese U..S. company or to non-U.S. companies that are owned or controlled by the U.S. company.

Those who violate this law could be subject to civil and criminal penalties as well as denial or suspension of export privileges and loss of U.S. tax benefits

Product and Technical Data Controls	The regulations under the U.S. Export Administration Act and the Arms Export Control Act describe which U.S. products may be exported to foreign countries and which technical data of U.S. origin (and products based on U.S. technical data) may be sold or disclosed to non-U.S. parties. These restrictions can control transfers to a foreign parent or subsidiary as well as a customer. These controls apply to all

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destinations, with the strictest controls applicable to communist or certain formerly communist and middle eastern destinations. They also apply when the exporter knows or should know that the exported products and/or technical data will be used in designing or producing weapons. Violations can result in the imposition of severe sanctions.

Treasury Embargo Controls	The Treasury Department’s Office of Foreign Assets Control administers prohibitions on commercial and financial transactions by U.S.A. companies and foreign firms owned or controlled by U.S.A. companies, regardless of the product, with selected countries. Those countries currently include: Cuba, North Korea, Libya, Iraq, Iran, and Sudan. Burma is the subject of a prohibition on new investment by U.S.A. persons.

The regulations provide for imprisonment and substantial fines for directors, officers and employees of the U.S.A. firm involved in willful violation of the regulations. U.S.A. citizens or residents acting in similar roles for the foreign subsidiaries and affiliates may be deemed to be aware of such violations, and thus be involved in any failure to comply with licensing requirements. The subsidiary itself may suffer other adverse consequences, including inability to obtain licenses or delay in obtaining licenses

During 1996, the President of the United States signed into law additional sanctions legislation against Cuba, Iran and Libya. Non-U.S.A. companies that invest in or profit from property expropriated by the Cuban government may be subject to lawsuits in the U.S.A.as well as immigration restrictions on directors and officers and their families. U.S.A. and foreign companies that invest in the development of the oil or gas industries of Iran or Libya or which export certain U.N. prohibited products to Libya may be subject to sanctions.

DEA Controls	Under the Domestic Chemical Diversion Control Act and implementing regulations, the Drug Enforcement Administration (DEA) controls the export of narcotics-related chemicals and precursors, and the involvement of U.S. citizens in overseas transactions with such chemicals.

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Involvement in such transactions without prior notice and/or approval may result in civil or criminal penalties.

Canada

Antidumping	The purpose of the Special Import Measures Act (the “SIMA”) is to impose duties upon the importation of goods which are “dumped” into the Canadian marketplace or subsidized by the country where the goods originated from. The SIMA permits the imposition of duties if such goods are found to materially cause or threaten injury to Canadian production or to retard plans for Canadian production. Goods are generally considered to have been “dumped” when they are sold in Canada at a price less than the price sold in the exporter’s country or at a price less than the cost of production plus a reasonable amount for profit. Subsidization of goods generally occurs when pricing of the goods has benefited from prohibited foreign government subsidies.

General	The Export and Import Permits Act (the “EIPA”) is the most important Canadian legislation governing the export and import of goods. In general, the EIPA requires that permits be obtained prior to the exportation or importation of specified products.

Products requiring an import permit are listed on the Import Control List, which lists products such as textiles and apparel, weapons and arms, poultry and meat products, and dairy and other agricultural products.

To determine whether an export permit is required, the simplest procedure is to determine if the export activity falls under any of the following categories:

1. Export of all goods to countries listed on the Area Control List (“ACL”) requires an export permit. Currently, the countries listed on the ACL are Angola, the Federal Republic of Yugoslavia and Myanmar (Burma).

2. Export of goods listed on the Export Control List (“ECL”) requires an export permit. The ECL lists products such as military-related goods and technologies (including chemical and biological weapons), chemicals for the production of illicit

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drugs, and certain types of fauna and flora, medical products, natural resources, and agricultural and food products.

3. Export of all goods of U.S.A. origin requires an export permit under Item 5400 of the ECL if the goods have not been further processed or manufactured outside of the U.S.A. so as to result in a substantial change in its value, form or use, or in the production of a new type of goods.

Typically, a substantial change requires that at least fifty percent of the materials comprising the goods being exported from Canada be of non-U.S. origin.

Please also note that there may be prohibitions imposed upon the importation and exportation of goods to certain countries, such as the current prohibition on the exportation and importation of goods to and from Iraq under the United Nations Act (Canada).

Foreign Extraterritorial Measures	The Foreign Extraterritorial Measures Act (the “FEMA”) is intended to block the application of foreign extraterritorial measures which affect international trade and commerce and which infringe, or are likely to infringe, upon Canadian sovereignty.

Currently, the only foreign extraterritorial measure addressed by the FEMA is U.S.A. legislation aimed at prohibiting Canadian trade and commerce with Cuba. Orders issued under the FEMA currently impose two obligations upon Canadian persons and corporations, as follows:

Canadian corporations, and their directors and officers, must report to the Attorney General of Canada any communications received from a person in a position to direct or influence the corporations’ policies when such communications relate to an extraterritorial measure of the U.S.A. with respect to trade and commerce between Canada and Cuba; and

Canadian corporations, and their directors, officers and employees in positions of authority, are expressly prohibited from complying with any U.S. measures aimed at prohibiting trade with Cuba, or with any instructions or communications relating to such measures that are received from

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a person in a position to direct or influence the policies of the corporations.

You should note that under U.S. extraterritorial measures, prohibitions on trade and commerce apply not only to entities physically located in Cuba, but to other entities that the U.S.A. has designated as “Specially Designated Nationals” of Cuba. The provisions under FEMA apply to these other entities as well.

Political Contributions

United States	In the United States and in some other countries, it is unlawful for certain types of political contributions to be made by corporations, whether by direct or indirect use of corporate funds. Although individual participation in the political process and in campaign contributions is proper and is encouraged by Celanese, in those countries, such contributions by employees must not be made, or even appear to be made, with Celanese funds or reimbursed from Celanese’s funds. In addition, the selection of a candidate or a party should not be or seem to be coerced or influenced by Celanese.

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Political contributions to candidates for U.S.A. Federal office by corporations, whether by direct or indirect use of corporate funds, are prohibited by U.S.A. Federal law. Corporate contributions to state level candidates are also prohibited in some states (e.g., Texas and North Carolina).

However, many states where Celanese companies do business (e.g., Virginia, South Carolina and New Jersey) allow corporate contributions to state level candidates within specified limits. When questions arise as to the legality of state level political contributions, you should consult your designated legal counsel.

Fines and jail sentences may be imposed on officers and directors who violate the political contribution laws, and Celanese may be fined.

As authorized by the Federal Election Campaign Act, Celanese Americas Corporation sponsors the Celanese Americas Corporation Political Action Committee (“Celanese Americas PAC”). Consistent with Federal and state laws, the PAC receives contributions from eligible individual employees of participating Celanese U.S.A. companies and makes contributions to candidates for Federal and state office whose records and public stands on issues support the needs of Celanese. The Committee is duly registered with the Federal Election Commission and files required reports in individual states where contributions are made.

All contributions to the Celanese Americas PAC are voluntary, and no contributions to the Celanese Americas PAC are solicited or secured by job discrimination or financial reprisal or by the threat of job discrimination, financial reprisal or as a condition of employment.

Canada	In Canada, the Canada Elections Act permits Canadian citizens or permanent residents, and corporations carrying on business in Canada, to make political contributions from their own funds to federally registered political candidates, political parties, and electoral district associations (note that other categories of persons are also permitted to contribute). There is no limit to a political contribution, although a tax credit will only be

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issued for monetary contributions up to a maximum of $1075.

Each of the provinces in Canada also have elections acts which have varying criteria on political contributions to provincially registered political candidates, political parties and constituency associations. In Alberta, the Election Finances and Contributions Disclosure Act restricts political contributions as follows:

§ a corporation normally resident outside of Alberta is not permitted to make a political contribution;

§ in any year, a political contribution must not exceed: (a) $15,000 to each registered political party; and (b) $750.00 to any registered constituency association to an aggregate limit of $3,750 to the constituency associations of each registered party;

§ during a campaign period, a political contribution must not exceed: (a) $30,000 to each registered political party; and (b) $1,500 to any registered candidate to an aggregate limit of $7,500 to the registered candidates of each registered party.

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